Exhibit 3.1

FORM OF CERTIFICATE OF INCORPORATION

OF TPG INC.

ARTICLE I

1.1 Name. The name of the Corporation is: TPG Inc. (the “Corporation”).

ARTICLE II

2.1 Address. The registered office of the Corporation in the State of Delaware is Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware 19807, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

ARTICLE III

3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

4.1 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 3,115,000,000 shares, consisting of: 2,240,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 100,000,000 shares of nonvoting Class A Common Stock, par value $0.001 per share (“nonvoting Class A Common Stock”), 750,000,000 shares of Class B Common Stock, no par value per share (“Class B Common Stock” and together with Class A Common Stock, and nonvoting Class A Common Stock, “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time (each, a “Preferred Designation”) in accordance with the DGCL and this Certificate of Incorporation (together with any Preferred Designations, this “Certificate”).

4.2 Common Stock. The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a) Voting.

(i) Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, on any matter submitted to a vote of stockholders generally (i) each share of Class A Common Stock entitles its holder to one vote per share; and (ii) each share of Class B Common

Stock entitles its holder to ten votes per share; provided that from and after the Sunset (as defined below), each share of Class B Common Stock shall entitle its holder to one vote per share. The nonvoting Class A Common Stock will have the same rights and privileges as, and will rank equally and share ratably with, and be identical in all respects as to all matters to, the Class A Common Stock, except that the nonvoting Class A Common Stock will have no voting rights other than such rights as may be required by law. Notwithstanding anything included in this Certificate, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Designation.

(b) Dividends and Distributions. The holders of shares of Class A Common Stock and nonvoting Class A Common Stock shall be entitled to receive dividends and distributions to the extent permitted by law when, as and if declared by the Board of Directors. Except as otherwise provided under this Certificate, dividends and other distributions shall not be declared or paid in respect of Class B Common Stock.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, (i) the holders of shares of Class A Common Stock and nonvoting Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them and (ii) the holders of Class B Common Stock, as such, shall be entitled to $0.001 per share.

(d) Redemption. Shares of Common Stock are not redeemable; provided that (i) shares of Class B Common Stock may be redeemed and cancelled only on and subject to the terms and conditions contemplated by the Partnership Agreements and the Exchange Agreement (each as defined below) and (ii) the Corporation may repurchase shares of Common Stock and the Corporation’s subsidiaries may purchase shares of Common Stock.

(e) For purposes of this Certificate:

(i) The “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(ii) The “Exchange Agreement” shall mean that certain Exchange Agreement, by and among the Corporation, the TPG OG Partnerships and the other parties identified therein.

(iii) “GP LLC” shall mean TPG GP A, LLC, a Delaware limited liability company.

(iv) The “Initial Public Offering” means the Corporation’s initial public offering of Class A Common Stock.

(v) The “Investor Rights Agreement” shall mean an investor rights agreement by and among the TPG OG Partnerships and certain other investors entered into in connection with the Initial Public Offering.

(vi) The “LLCA” shall mean the Limited Liability Company Agreement of GP LLC.

(vii) The “Partnership Agreements” shall mean the limited partnership agreements of each of the TPG OG Partnerships.

(viii) The “Sunset” shall mean 5:00 p.m. in New York City, New York on the date that directors are elected at the first annual meeting of stockholders (or pursuant to a consent of stockholders in lieu thereof) after the earlier of:

(1) the earliest date specified by the holders of a majority of the outstanding shares of Class B Common Stock in a notice delivered to the Corporation (or, if no date is specified in such notice, the date that such notice is delivered to the Corporation); or

(2) the first day of the calendar quarter immediately following the fifth (5th) anniversary of the Initial Public Offering.

(ix) The “TPG OG Partnerships” shall mean TPG Operating Group I, L.P., TPG Operating Group II, L.P., and TPG Operating Group III, L.P., each a Delaware limited partnership.

The meanings ascribed to defined terms in this Certificate shall apply whether such terms appear capitalized or lowercase, or in singular or plural form. When the terms of this Certificate refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation, which shall be publicly available with the Corporation’s public filings or, to the extent not publicly available, a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

4.3 Preferred Stock. Subject to the terms of the LLCA, the Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series and to fix for each such series (i) the number of shares constituting such series and the designation of such series, (ii) the voting powers (if any), whether full or limited, of the shares of such series, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a Preferred Designation with respect thereto. Without limiting the generality of the foregoing but subject to the terms of the LLCA, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series thereof shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series;

(b) the dividend rate or rates on the shares of any series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) the voting rights, if any, of such series and, if the shares shall have voting rights, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock, shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

4.4 Issuance and Retirement of Class B Common Stock.

(a) Each of the TPG OG Partnerships has issued interests designated as “Common Units” (a Common Unit of each TPG OG Partnership, collectively, a “Unit”) pursuant to the terms and subject to the conditions of their respective Partnership Agreements. Under certain circumstances set forth in the Partnership Agreements, additional Units may be issued in connection with certain anti-dilution events set forth in the Partnership Agreements (an “Anti-Dilution Event”). Upon notice from the TPG OG Partnerships of such an Anti-Dilution Event, the Corporation shall issue a number of shares of Class B Common Stock registered in the name of the applicable holder equal to the aggregate number of Common Units issued in connection with such Anti-Dilution Event, for no additional consideration.

(b) If any outstanding share of Class B Common Stock shall cease to be held by a concurrent holder of a Unit (including a transferee of a Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation, shall no longer be outstanding, and all rights with respect to such share shall automatically cease and terminate. The Corporation shall take all necessary action to retire such share and such share shall not be reissued. The Board of Directors shall have the power to construe and apply the provisions of this Section 4.4(b) and accordingly make all determinations and take such actions necessary or desirable to implement such provisions. The Board of Directors shall have the right to demand that a holder of shares of Class B Common Stock supply the Corporation with complete information as to the shares and Units held by such holder.

4.5 No Further Issuances of Class B Common Stock. Except as set forth in Section 4.4(a) and except for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction in accordance with the provisions of this Certificate, the Corporation shall not at any time after the date of the filing and effectiveness of this Certificate issue any additional shares of Class B Common Stock.

4.6 Reservation of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock for the purpose of (i) effecting the exchange of Common Units (and corresponding cancellation of shares of Class B Common Stock) and (ii) issuing shares under the Corporation’s equity incentive plan.

4.7 Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Article IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).

4.8 Reclassifications, Mergers and Other Transactions.

(a) Proportional Treatment. No subdivision, combination or reclassification (whether by stock split, reverse stock split, stock dividend or otherwise) or dividend declared in connection with a stockholder rights plan (each, a “Stock Adjustment”) shall be declared or made on a class of Common Stock without a corresponding Stock Adjustment being declared or made on all other classes of Common Stock in the same proportion and manner, such that the same proportionate economic and voting ownership between the holders of outstanding Class A Common Stock, nonvoting Class A Common Stock, and Class B Common Stock on the record date for such Stock Adjustment is preserved, unless (i) different treatment of the shares of each such class is approved by (A) the holders of a majority of the outstanding Class A Common Stock, (B) the holders of a majority of the outstanding nonvoting Class A Common Stock, and (C) the holders of a majority of the outstanding Class B Common Stock, each of (A), (B), and (C) voting as separate classes, or (ii) such Stock Adjustment is being declared or made in respect of the obligations set forth in Section 4.8(b)(i)-(ii). In the event of any such Stock Adjustment, the Corporation shall cause the TPG OG Partnerships to make corresponding changes to the Common Units to give effect to such Stock Adjustment.

(b) Maintenance.

(i) The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class A Common Stock and non-voting Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation (directly or indirectly, including through its subsidiaries) and the number of outstanding shares of Class A Common Stock and nonvoting Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (A) shares of Class A Common Stock issued pursuant to any equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (B) treasury stock. The shares of Class A Common Stock referred to in clauses (A) and (B) of the foregoing sentence are referred to herein as the “Excluded Class A Common Stock.”

(ii) The Corporation shall not issue, transfer, dispose from its treasury, or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, disposition or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to such issuance, transfer, disposition or repurchase, the number of Common Units owned by the Corporation (directly or indirectly, including through its subsidiaries) will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock and nonvoting Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the Excluded Class A Common Stock.

(iii) The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction, each share of Class B Common Stock and/or Common Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted; provided, that the consideration for each share of Class B Common Stock and/or Common Unit shall be deemed the same kind and amount into which or for which each share of Class A Common Stock is exchanged or converted, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the

Board of Directors in good faith) to maintain the relative voting power of each share of Class A Common Stock relative to each share of Class B Common Stock; provided, further, that the foregoing provisions of this Section 4.8(b)(iv) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding shares of Class A Common Stock, and (B) the holders of a majority of the outstanding shares of Class B Common Stock, with each of (A) and (B) voting as separate classes.

4.9 Conversion upon Transfer. Each share of nonvoting Class A Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock on a one-for-one basis upon any transfer by any holder of nonvoting Class A Common Stock to a third party as and when permitted by the terms of the Investor Rights Agreement. The conversion of a share of nonvoting Class A Common Stock into Class A Common Stock shall occur automatically without the need for any further action by the holder of such share and whether or not the certificate representing such share (if any) is surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue a certificate evidencing the share of Class A Common Stock issuable upon such conversion unless the certificate evidencing such share of nonvoting Class A Common Stock is either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. Upon the occurrence of such automatic conversion of a share of nonvoting Class A Common Stock, the holder of such share of nonvoting Class A Common Stock so converted shall surrender the certificate representing such share (if any) at the office of the Company or any transfer agent for the nonvoting Class A Common Stock. From and after the time of such automatic conversion, the certificate (if any) formerly representing shares of nonvoting Class A Common Stock shall be deemed to represent shares of Class A Common Stock.

ARTICLE V

5.1 Post-Sunset Governance. From and after the Sunset, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the provisions of Section 5.8 shall be of no force or effect. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Certificate or the Bylaws, from and after the Sunset, the Board of Directors shall be empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

5.2 Number of Directors. Subject to any Preferred Designation and to the limitations and requirements set forth in LLCA, the total number of authorized directors constituting the whole Board of Directors shall be determined from time to time exclusively by the Board of Directors; provided that such number shall initially be equal to the number of directors named in Section 15.2.

5.3 Elections of Directors. Directors shall be elected annually at the annual meeting of stockholders, which need not be by written ballot except to the extent provided in the Bylaws.

5.4 Removal of Directors. Subject to any Preferred Designation, and to the limitations and requirements set forth in the LLCA with respect to the parties thereto, any director may be removed at any time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, with or without cause.

5.5 Term. Directors shall hold office until the election and qualification of their respective successors in office or until such director’s earlier death, resignation or removal. A director may resign at any time upon notice in writing or by electronic transmission to the Corporation.

5.6 Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately by series, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series of Preferred Stock to the extent permitted by law. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

5.7 Vacancies and Newly Created Directorships. Subject to any Preferred Designation, and to the limitations and requirements set forth in the LLCA, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors acting by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of directors and until their successors are duly elected and qualified, provided that, prior to the Sunset, such vacancies may also be filled by a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

5.8 Pre-Sunset Governance.

(a) Generally. Notwithstanding anything to the contrary in this Certificate, but subject to Article XIII, prior to the Sunset, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, an executive committee (the “Executive Committee”) and the Other Committees (as defined below) each with the power and authority conferred pursuant to or in the manner contemplated by, this Section 5.8. Except as otherwise provided in this Section 5.8, the provisions of the DGCL that apply to directors or a board of directors shall apply to the directors, the Board of Directors, the Executive Committee and the Other Committees.

(b) Executive Committee. Except as set forth in Section 5.8(c) and Section 5.8(d), the Executive Committee shall exclusively have all power and authority conferred or imposed upon a board of directors by the DGCL or upon the Board of Directors by this Certificate or the Bylaws. Except as otherwise provided in this Section 5.8, the provisions of this Certificate and the Bylaws that apply to directors and the Board of Directors shall apply to the Executive Committee and the directors who comprise the Executive Committee. The members of the Executive Committee shall be elected by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. The Executive Committee shall have the power to delegate any of its power and authority from time to time; provided that any such delegation, or any modification or repeal of any such delegation then in effect, shall require the approval of GP LLC as and when required in accordance with the LLCA.

(c) Board of Directors. The Board of Directors shall only have exclusive power and authority with respect to: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, (ii) adopting, amending or repealing any provision of the Bylaws in accordance with the LLCA, (iii) adopting the initial Committee Charters (as defined below) and the initial charter of the Executive Committee; (iv) fixing the total number of directors constituting, appointing the initial directors to, and filling vacancies in the Executive Committee in accordance with the LLCA, (v) fixing the total number of directors constituting, appointing directors to, removing directors from, and filling vacancies in the Other Committees in accordance with the LLCA, (vi) fixing the total number of directors constituting and filling vacancies in the Board of Directors in accordance with the LLCA and (vii) any decision to bring, commence or initiate any action, suit or proceeding by or on behalf of the Corporation against one or more of its current or former directors, officers or stockholders or involving any other claim arising under the internal affairs doctrine (including any decisions regarding any demand by one or more stockholders to bring or investigate any claims with respect thereto) (clauses (i)-(vii) the “Exclusive Board Matters”). The Board of Directors shall be empowered to exercise all such power and do all such acts and things as may be exercised or done by the Corporation with respect to the Exclusive Board Matters and such matters for which action by the Board of Directors is contemplated under any Committee Charter. The Board of Directors may, from time to time, delegate any of its power and authority to a committee thereof to the extent permitted by law. The Board of Directors shall also have such power and authority to the extent delegated by the Executive Committee.

(d) Other Committees. A committee of the Board of Directors may have power and authority with respect to: (i) any action or matter required to be delegated to a committee of independent directors by any applicable rule, regulation, guideline or requirement of any securities exchange on which shares of the Corporation’s capital stock are listed for trading, and (ii) any action or matter delegated to such committee by the Board of Directors or the Executive Committee. The Audit Committee, the Compensation Committee and the Conflicts Committee (the “Other Committees”) shall have the power and authority set forth in the charters adopted by the Board of Directors in connection with the Initial Public Offering (each such charter, as amended from time to time in accordance with its terms and with the approval of GP LLC in accordance with the LLCA, a “Committee Charter”). The Other Committees shall have exclusive power and authority to the extent so provided in the Committee Charters (the “Exclusive Committee Matters”). Except as otherwise provided in this Section 5.8, the provisions of this Certificate and the Bylaws that apply to directors and the Board of Directors shall apply to the Other Committees and the directors who comprise the Other Committees. The Other Committees shall be empowered to exercise all such power and do all such acts and things as may be exercised or done by the Corporation with respect to the Exclusive Committee Matters and such other matters within their authority.

ARTICLE VI

6.1 Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, other than nominations and proposals submitted (i) by or at the direction of the Board of Directors or (ii) pursuant to the LLCA, must be submitted to the Corporation in the manner provided in the Bylaws. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

6.2 No Stockholder Action by Consent. Subject to any Preferred Designation, from and after the Sunset, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any consent in lieu of a meeting by such stockholders.

6.3 Postponement, Conduct and Adjournment of Meetings. To the fullest extent permitted by law, any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the chairperson of such meeting or other officer in either such rules and regulations or pursuant to the Bylaws.

6.4 Special Meetings of Stockholders. Subject to any Preferred Designation, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of the Board of Directors, the Executive Chairperson of the Board of Directors, the Non-Executive Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation.

ARTICLE VII

7.1 Limited Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section 7.1, adoption of any provision of this Certificate inconsistent with this Section 7.1, or (to the fullest extent permitted by the DGCL) any modification of law, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, adoption or modification with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, adoption or modification.

7.2 Corporate Opportunities. The Corporation has waived certain corporate opportunities as identified in the LLCA, such that GP LLC and the other persons specified therein shall not be liable to the Corporation, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of the Corporation from pursuit of such opportunities. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the foregoing.

ARTICLE VIII

8.1 Location of Meetings and Books. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors (or its designee) or in the Bylaws of the Corporation.

ARTICLE IX

9.1 Amendments to Bylaws. Subject to any limitations and requirements set forth in the LLCA, in furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws by a resolution of the Board of Directors. In addition to any vote required by this Certificate or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE X

10.1 Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

10.2 Limitations on Business Combinations. The Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

10.3 Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this Article X shall not apply if:

(a) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(b) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 10.3(b); (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 10.3(b).

10.4 Definitions. For purposes of this Article X, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person

(b) “associate” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this Section 10.4(c)(iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in Section 10.4(c)(i)-(iv)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 promulgated under the Exchange Act as such rule is in effect as of the date of this Certificate) have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall in no case include or be deemed to include (1) the Principal Holders, the Principal Holder Director Transferees and the Principal Holder Indirect Transferees, or (2) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of Section 10.4(f)(ii)), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Principal Holders, beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

(i) “Principal Holders” means GP LLC, affiliates of GP LLC and their respective successors; provided, however, that the term “Principal Holders” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.

(j) “Principal Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Holder Direct Transferee or any other Principal Holder Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

(k) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(l) “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock in this Article X shall refer to such percentage of votes of such voting stock.

ARTICLE XI

11.1 Exclusive Forum.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: any (a) derivative action or proceeding brought on behalf of the Corporation; (b) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (c) action asserting a claim arising under any provision of the DGCL or this Certificate or the Bylaws (as either may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (d) action asserting a claim governed by the internal affairs doctrine. This Section 11.1(a) shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act or the rules and regulations promulgated thereunder. The Exchange Act provides for sole and exclusive jurisdiction by federal district courts of the United States of America for any actions asserted thereunder.

ARTICLE XII

12.1 Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XIII

13.1 LLCA. Notwithstanding anything in this Certificate to the contrary (including the provisions of Article V), (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of the LLCA, including by any amendment to this Certificate, and (ii) the Corporation shall lack the power to engage in any such act or activity, unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by the parties to the LLCA. For the avoidance of doubt, a breach of the LLCA shall not occur if an act or activity would constitute a breach of a contractual right of one or more of the parties to the LLCA and such right has been waived (either by a limited waiver or otherwise) by such parties.

ARTICLE XIV

14.1 Severability. If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XV

15.1 Incorporator. The name of the incorporator is Bradford Berenson. The address of the incorporator is 345 California Street, Suite 3300, San Francisco, CA 94104.

15.2 Initial Board of Directors. The initial directors of the Corporation shall be David Bonderman, James G. Coulter, Maya Chorengel, Jonathan Coslet, Kelvin Davis, Ganen Sarvananthen, Todd Sisitsky, David Trujillo, Anilu Vazquez-Ubarri, Jack Weingart and Jon Winkelried.

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I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this _____ day of the month of ___________ in the year 2022.

Bradford Berenson
Incorporator

[CERTIFICATE OF INCORPORATION OF TPG INC.]